EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 27, 2012

PAYCHEX, INC. REPORTS FISCAL 2012 RESULTS

June 27, 2012

FISCAL 2012 HIGHLIGHTS

•	Total service revenue increased 7% to $2.2 billion.

•	Payroll service revenue increased 5% to $1.5 billion.

•	Human Resource Services revenue increased 13% to $676.2 million.

•	Operating income increased 9% to $853.9 million and operating income, net of certain items, increased 10% to $810.3 million.

•	Net income and diluted earnings per share each increased 6% to $548.0 million and $1.51 per share, respectively.

•	Dividends paid to shareholders were $460.5 million, or 84% of net income.

ROCHESTER, NY, June 27, 2012 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today reported total revenue of $2.2 billion for the fiscal year ended May 31, 2012 (“fiscal 2012”), a 7% increase from $2.1 billion for the prior fiscal year ended May 31, 2011 (“fiscal 2011”). Net income and diluted earnings per share each increased 6% to $548.0 million and $1.51 per share, respectively. The inclusion of SurePayroll, Inc. (“SurePayroll”) and ePlan Services, Inc. (“ePlan”), which were acquired in the second half of fiscal 2011, contributed approximately 2% in total revenue growth for fiscal 2012.

Martin Mucci, President and Chief Executive Officer, commented, “We achieved solid results for fiscal 2012. Our organic client base, which had experienced declines for the last three years, ended fiscal 2012 flat compared to the prior year end. We reached a record level of service revenue, as checks per payroll improved for the ninth consecutive quarter, growing 2% for fiscal 2012, and payroll client retention reached near-record levels. Our operations execution excelled as we achieved our highest client satisfaction scores in our history, and our progress in technology innovation continued as we introduced our latest mobility offering to clients with our smartphone application.”

Payroll service revenue increased 5% to $1.5 billion for fiscal 2012. Organic growth in payroll service revenue was approximately 4% for fiscal 2012, driven by an increase in checks per payroll and revenue per check. Revenue per check was impacted by price increases offset by discounting. As of May 31, 2012, we served approximately 567,000 clients, an increase of 0.5% from May 31, 2011. Organic growth in our client base for fiscal 2012 was essentially flat, an improvement over the prior year; however, new business formation remains challenged.

Human Resource Services revenue increased 13% to $676.2 million for fiscal 2012. Organic growth in Human Resource Services revenue for fiscal 2012 was approximately 11%, reflecting client growth and price increases. The following factors had a significant contribution to this growth:

•

Paychex HR Solutions revenue was positively impacted by the favorable trend in checks per payroll, price increases, and growth in both clients and client employees. The rate of growth for Paychex HR Solutions revenue was adversely impacted by fewer client employees within our professional employer organization and lower average revenue per employee in our Paychex HR Essentials product.

•

Insurance services revenue benefited from the continuing growth in health and benefits services revenue and increases in both clients and premiums for workers’ compensation insurance services. Health and benefits services revenue increased 24% to $52.3 million for fiscal 2012, driven primarily by a 23% increase in the number of applicants.

•	Products that primarily support our Major Market Services clients through our software-as-a-service model also contributed to growth in revenue.

Human Resources Services statistics were as follows:

As of May 31: $ in billions	2012	Change	2011	Change (1)
Paychex HR Solutions client employees served(2)	615,000	8%	569,000	12%
Paychex HR Solutions clients(2)	23,000	8%	21,000	8%
Insurance services clients(3)	107,000	6%	100,000	8%
Health and benefits services applicants	121,000	23%	99,000	23%
Retirement services clients(4)	59,000	4%	57,000	12%
Asset value of retirement services client employees’ funds(4)	$15.7	3%	$15.3	35%

(1)	Percent change compared to balances as of May 31, 2010.
(2)	Includes Paychex HR Essentials as of May 31, 2012 and 2011.
(3)	Includes workers’ compensation insurance services clients and health and benefits services clients.
(4)

Includes ePlan as of May 31, 2012 and 2011. Organic growth in retirement services clients would have been 3% for fiscal 2012 and 5% for fiscal 2011. Organic growth in the asset value of retirement services client employees’ funds would have been 2% for fiscal 2012 and 26% for fiscal 2011.

Total expenses increased 6% to $1.4 billion for the fiscal 2012 compared to fiscal 2011. A portion of this increase is attributable to the inclusion of SurePayroll and ePlan for the full year fiscal 2012. In addition, continued investment in product innovation and supporting technology contributed to the increase in total expenses.

For fiscal 2012, our operating income was $853.9 million, an increase of 9% from fiscal 2011. Operating income, net of certain items (see Note 1 on page 4 for further description of this non-GAAP measure) increased 10% to $810.3 million for fiscal 2012 compared to $738.3 million for fiscal 2011.

	For the three months ended May 31,			For the twelve months ended May 31,
$ in millions	2012	2011	Change	2012	2011	Change
Operating income	$195.9	$182.8	7%	$853.9	$786.4	9%
Excluding interest on funds held for clients	(10.8)	(12.3)	(12%)	(43.6)	(48.1)	(9%)

Operating income, net of certain items	$185.1	$170.5	9%	$810.3	$738.3	10%

Operating income, net of certain items, as a percent of total service revenue	34.2%	33.4%		37.1%	36.3%

Interest on funds held for clients decreased 9% to $43.6 million for fiscal 2012 compared to fiscal 2011, due to lower average interest rates earned, offset by a 7% increase in average investment balances. The decrease in average interest rates earned resulted from market conditions that produced low interest rates on high credit quality financial securities. The increase in average investment balances was primarily due to the addition of SurePayroll client funds, wage inflation, state unemployment insurance rate increases, and the increase in checks per payroll. Investment income, net, increased 9% to $6.4 million for fiscal 2012, primarily due to growth in average investment balances.

Average investment balances and interest rates are summarized below:

	For the three months ended May 31,		Change	For the twelve months ended May 31,		Change
$ in millions	2012	2011		2012	2011
Average investment balances:
Funds held for clients	$4,055.7	$3,895.2	4%	$3,584.3	$3,350.3	7%
Corporate investments	$757.4	$642.8	18%	$685.9	$662.4	4%
Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.0%	1.2%		1.2%	1.4%
Corporate investments	0.9%	0.9%		0.9%	0.9%
Net realized gains:
Funds held for clients	$0.4	$0.9		$1.0	$1.3
Corporate investments	$—	$—		$—	$—

Our investment strategy focuses on protecting principal and optimizing liquidity. Yields on high quality instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. A substantial portion of our portfolios is invested in high credit quality securities with AAA and AA ratings and with A-1/P-1 ratings on short-term securities.

The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $59.5 million as of May 31, 2012, compared with a net unrealized gain of $59.3 million as of May 31, 2011. During fiscal 2012, the net unrealized gain on our investment portfolios ranged from $46.4 million to $72.5 million. The net unrealized gain on our investment portfolios was approximately $54.6 million as of June 22, 2012.

FOURTH QUARTER FISCAL 2012 HIGHLIGHTS

The highlights for the three months ended May 31, 2012 (the “fourth quarter”) are as follows:

•

Payroll service revenue increased 4% to $369.5 million. Organic growth in payroll service revenue was approximately 3% due to higher checks per payroll and revenue per check. Checks per payroll increased 1.9% for the fourth quarter.

•

Human Resource Services revenue increased 12% to $171.2 million. Organic growth in Human Resource Services revenue was approximately 9%, attributable to favorable check volume, price increases, and client growth.

•	Total service revenue and total revenue increased 6% to $540.7 million and $551.5 million, respectively.

•	Operating income increased 7% to $195.9 million, and operating income, net of certain items, increased 9% to $185.1 million.

•	Our effective income tax rate was 37.6% for the fourth quarter, an increase over 35.5% for the fourth quarter of fiscal 2011 as a result of changes in our state apportionment.

•	Net income increased 4% to $123.3 million and diluted earnings per share increased 3% to $0.34 per share.

OUTLOOK

Our outlook for the fiscal year ending May 31, 2013 (“fiscal 2013”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Commenting on the fiscal 2013 outlook, Mr. Mucci said, “Our expected fiscal 2013 payroll revenue growth rate is based upon anticipated client base growth, offset by an expected lower rate of growth in checks per payroll, and modest increases in revenue per check. Human Resource Services revenue growth is expected to remain in line with our historical organic experience. Prior acquisitions are expected to have minimal impact to projected revenue growth rates for fiscal 2013.”

Our fiscal 2013 guidance is as follows:

	Low		High
Payroll service revenue	3%	—	4%
Human Resource Services revenue	9%	—	11%
Total service revenue	5%	—	6%
Interest on funds held for clients	(8%)	—	(6%)
Investment income, net	25%	—	35%
Net income	5%	—	7%

Operating income, net of certain items, as a percent of service revenue, is expected to approximate 37% for fiscal 2013. The effective income tax rate for fiscal 2013 is expected to be approximately 36%.

Interest on funds held for clients and investment income for fiscal 2013 are expected to continue to be impacted by the low interest rate environment, as investments in our long-term portfolio mature and the proceeds are reinvested at lower average interest rates. Investment income is expected to benefit from ongoing investment of cash generated from operations.

Note 1: In addition to reporting operating income, a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

CURRENT REPORT ON FORM 8-K

We will file a Current Report on Form 8-K (“Form 8-K”) by the close of business on the same day as this press release is issued, and both are available at www.paychex.com. The Form 8-K will furnish as exhibits this press release and a preliminary discussion and analysis of financial condition and results of operations. This press release should be read in conjunction with the preliminary discussion and analysis. The discussion and analysis furnished with the Form 8-K is preliminary and is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the SEC. We expect to file our fiscal 2012 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days following our May 31, 2012 fiscal year end. The fiscal 2012 Form 10-K will contain a complete set of audited consolidated financial statements, notes to consolidated financial statements, and complete Management’s Discussion and Analysis of Financial Condition and Results of Operations that will satisfy the requirements of Item 303 of Regulation S-K.

CONFERENCE CALL

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 28, 2012 at 10:30 a.m. Eastern Time, at http://investor.paychex.com/webcasts/index.aspx. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX

Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 567,000 payroll clients as of May 31, 2012. For more information about Paychex, Inc. and our products, visit www.paychex.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers;

•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.

Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. We undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended May 31,		Change	For the twelve months ended May 31,		Change
	2012	2011		2012	2011
Revenue:
Payroll service revenue	$369.5	$356.9	4%	$1,510.0	$1,438.8	5%
Human Resource Services revenue	171.2	153.5	12%	676.2	597.4	13%

Total service revenue	540.7	510.4	6%	2,186.2	2,036.2	7%
Interest on funds held for clients (1)	10.8	12.3	(12%)	43.6	48.1	(9%)

Total revenue	551.5	522.7	6%	2,229.8	2,084.3	7%

Expenses:
Operating expenses	171.5	167.8	2%	680.8	653.6	4%
Selling, general and administrative expenses	184.1	172.1	7%	695.1	644.3	8%

Total expenses	355.6	339.9	5%	1,375.9	1,297.9	6%

Operating income	195.9	182.8	7%	853.9	786.4	9%

Investment income, net (1)	1.8	1.4	25%	6.4	5.8	9%

Income before income taxes	197.7	184.2	7%	860.3	792.2	9%

Income taxes	74.4	65.3	14%	312.3	276.9	13%

Net income	$123.3	$118.9	4%	$548.0	$515.3	6%

Basic earnings per share	$0.34	$0.33	3%	$1.51	$1.42	6%

Diluted earnings per share	$0.34	$0.33	3%	$1.51	$1.42	6%

Weighted-average common shares outstanding	362.6	362.0		362.4	361.8

Weighted-average common shares outstanding, assuming dilution	363.4	363.0		363.0	362.4

Cash dividends per common share	$0.32	$0.31	3%	$1.27	$1.24	2%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Report on Form 10-Q and our
Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	May 31,
	2012	2011
ASSETS
Cash and cash equivalents	$108.8	$119.0
Corporate investments	207.5	345.0
Interest receivable	30.6	29.4
Accounts receivable, net of allowance for doubtful accounts	142.4	161.1
Deferred income taxes	1.6	5.9
Prepaid income taxes	5.6	1.4
Prepaid expenses and other current assets	35.2	29.4

Current assets before funds held for clients	531.7	691.2
Funds held for clients	4,544.2	3,566.7

Total current assets	5,075.9	4,257.9
Long-term corporate investments	473.7	207.3
Property and equipment, net of accumulated depreciation	324.3	308.7
Intangible assets, net of accumulated amortization	55.8	77.2
Goodwill	517.4	513.7
Deferred income taxes	29.2	25.4
Other long-term assets	3.3	3.6

Total assets	$6,479.6	$5,393.8

LIABILITIES
Accounts payable	$69.7	$45.4
Accrued compensation and related items	130.9	172.5
Deferred revenue	3.0	3.0
Deferred income taxes	13.9	14.9
Other current liabilities	33.8	38.6

Current liabilities before client fund obligations	251.3	274.4
Client fund obligations	4,494.4	3,513.9

Total current liabilities	4,745.7	3,788.3
Accrued income taxes	35.9	34.1
Deferred income taxes	40.6	23.1
Other long-term liabilities	52.9	52.1

Total liabilities	4,875.1	3,897.6

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 362.6 shares as of May 31, 2012 and 362.1 shares as of May 31, 2011, respectively.	3.6	3.6
Additional paid-in capital	561.1	535.6
Retained earnings	1,002.1	919.5
Accumulated other comprehensive income	37.7	37.5

Total stockholders’ equity	1,604.5	1,496.2

Total liabilities and stockholders’ equity	$6,479.6	$5,393.8

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended May 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$548.0	$515.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	97.8	88.7
Amortization of premiums and discounts on available-for-sale securities	42.5	38.9
Stock-based compensation costs	22.9	24.8
Provision for deferred income taxes	11.7	13.6
Provision for allowance for doubtful accounts	1.2	1.8
Net realized gains on sales of available-for-sale securities	(1.0)	(1.3)
Changes in operating assets and liabilities:
Interest receivable	(1.2)	(0.7)
Accounts receivable	17.6	23.7
Prepaid expenses and other current assets	(9.4)	1.8
Accounts payable and other current liabilities	(26.9)	2.2
Net change in other assets and liabilities	3.4	6.5

Net cash provided by operating activities	706.6	715.3

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(10,180.5)	(6,229.1)
Proceeds from sales and maturities of available-for-sale securities	9,817.4	5,598.9
Net change in funds held for clients’ money market securities and other cash equivalents	(784.3)	450.4
Purchases of property and equipment	(89.6)	(100.5)
Acquisitions of businesses, net of cash acquired	(6.0)	(126.4)
Purchases of other assets	(1.3)	(2.8)

Net cash used in investing activities	(1,244.3)	(409.5)

FINANCING ACTIVITIES
Net change in client fund obligations	980.5	(34.9)
Dividends paid	(460.5)	(448.8)
Proceeds from exercise and excess tax benefit related to stock-based awards	7.5	12.6

Net cash provided by/(used in) financing activities	527.5	(471.1)

Decrease in cash and cash equivalents	(10.2)	(165.3)
Cash and cash equivalents, beginning of period	119.0	284.3

Cash and cash equivalents, end of period	$108.8	$119.0